Exhibit 99.2

PDL BioPharma, Inc.

Transcript of Q4 and Year End 2006 Financial Results Conference Call

CORPORATE PARTICIPANTS

Ami Knoefler

PDL BioPharma—Corporate and Investor Relations

Andrew Guggenhime

PDL BioPharma—CFO

Mark McDade

PDL BioPharma—CEO

CONFERENCE CALL PARTICIPANTS

Joel Sendek

Lazard Frères & Co.—Analyst

Matt R. for Geoff Meacham

JPMorgan—Analyst

Mark Monane

Needham & Co.—Analyst

Jason Zhang

Prudential Equity Group—Analyst

Bret Holley

CIBC World Markets—Analyst

George Farmer

Wachovia Securities—Analyst

Phil Nadeau

Cowen and Co.—Analyst

Thomas McGahren

Merrill Lynch—Analyst

Katherine Xu

Pacific Growth Equities—Analyst

PRESENTATION

Moderator:

Good day and welcome to the PDL BioPharma fourth quarter financial results conference call. Today’s call is being recorded. For opening remarks and introductions, I would now like to turn the call over to Ms. Ami Knoefler, PDL’s head of Corporate and Investor Relations. Please go ahead.

Ami Knoefler—PDL BioPharma—Corporate and Investor Relations

Good afternoon and welcome to PDL’s conference call and webcast. I’m pleased to have with me here today Andrew Guggenhime, our Chief Financial Officer, and Mark McDade, our Chief Executive Officer.

Before we begin, let me remind you that the information we will cover today contains forward-looking statements regarding our financial performance, clinical milestones and other matters, and our actual results may differ materially from those expressed or implied in the forward-looking statements. Factors that may cause differences between our current expectations and the actual results are described in our filings with the Securities & Exchange Commission, copies of which may be obtained at the investor section on our website at pdl.com. The forward-looking statements made in this conference call should be considered accurate only as of the date of this presentation and, although we may elect to update forward-looking statements from time to time in the future, we specifically disclaim any duty or obligation to do so, even as new information becomes available or other events occur in the future.

Our discussion today will include the presentation of non-GAAP financial measures of our performance and forward-looking guidance in addition to our GAAP financial information. We believe that these non-GAAP financial measures are useful to investors because they provide added insight into our performance by focusing on our ongoing operations, and management uses these non-GAAP financial measures for our own internal measurement purposes. Please consider these non-GAAP financial measures as a supplement to, not as a substitute for, our GAAP financial measures. For a reconciliation between the non-GAAP financial measures we will present on this call and our most directly comparable GAAP financial measures, please consult the press release we issued this afternoon, which is available also online in the investor section of our website at www.pdl.com.

Our agenda for today’s call will include an overview of our 2006 financial results and 2007 outlook from Andrew, followed by an update on our clinical programs from Mark. We’ll then open the call up for Q&A. I would now like to turn the call over to Andrew.

Andrew Guggenhime—PDL BioPharma—CFO

Thanks Ami and good afternoon everyone.

I’ll begin with a review of our 2006 results, followed by a discussion of our 2007 financial expectations and outlook.

During 2006, which marked our first full year as a commercial biopharmaceutical company, PDL experienced continued revenue growth from both commercial product sales and licensing royalties, while we continued to invest in the development of new products both alone and through our collaborations. Importantly, while achieving pipeline and revenue growth, we increased non-GAAP net income and net cash flow from operating activities as compared to 2005.

Starting at the top line: for the full year 2006, total revenues rose 48 percent to $414.8 million from $280.6 million in the same period of 2005, with significant increases in each of our three revenue components. For the fourth quarter of 2006, total revenues increased 29 percent to $107.8 million, from $83.7 million in the fourth quarter of 2005, driven primarily by increased product sales and royalties.

PDL recognized net product sales of $165.7 million for the full year 2006, primarily from sales of Cardene, Retavase and IV Busulfex, up from $122.1 million in 2005. Excluding the contributions from the now divested off-patent branded products, net product sales were $164.6 million in 2006 and $112.3 million in 2005. Comparisons of full year 2006 to full year 2005 net product sales, however, are not particularly meaningful as our 2005 net product sales only reflect approximately nine months of sales because we did not acquire the rights to Cardene I.V., IV Busulfex and Retavase until March of that year.

For the fourth quarter of 2006, net product sales increased to $48.1 million from $39.0 million in the same period during 2005. Excluding sales from the now divested off-patent products, net product sales in the fourth quarter of 2006 increased 31 percent over the fourth quarter of 2005, primarily due to robust growth in sales of Cardene and, to a lesser degree, growth in Retavase and IV Busulfex.

Our Cardene anti-hypertensive franchise continues to exceed our expectations. For the full year 2006, net sales of Cardene surpassed the $100 million milestone for the first time, and ended the year at $109.7 million, which represented approximately two-thirds of our total product sales for the year. For the fourth quarter of 2006, net sales of Cardene increased 33 percent to $31.8 million from $23.9 million in the fourth quarter of 2005, with an immaterial portion of the increase resulting from the recently acquired SR formulation. The impressive growth that we continue to see from Cardene is reflective of the ongoing efforts of our sales force and our commercial organization to maximize opportunities in neurology, cardiology and other acute hypertensive applications at over 1,800 hospitals throughout the US.

Retavase, our novel thrombolytic for use in acute myocardial infarctions, or AMI, posted net sales of $30.8 million for the full year 2006 compared with $32.7 million from approximately nine months of sales in 2005. For the fourth quarter 2006, net sales of Retavase were $9.0 million, up 27 percent from $7.1 million in the same period for 2005. The full year decline in sales from 2005 to 2006 reflects the challenging market conditions; however, the brand did achieve a 52% market share for the month of December 2006. We are hopeful that the targeted efforts of our sales and commercial organizations will enable Retavase to continue to represent a significant portion of our total net product sales, and contribute to our non-GAAP profitability.

For the full year and fourth quarter 2006, net sales of our third marketed product, IV Busulfex, a conditioning agent used in bone marrow transplantation, increased from its 2005 levels. Full year net sales of IV Busulfex were $24.1 million in 2006. For the fourth quarter, net sales were $7.2 million in 2006, up 23 percent from $5.8 million in the fourth quarter of 2005. IV Busulfex net sales growth continues to be largely driven by international sales, which for 2006 represented $7.2 million, or 30 percent of total Busulfex sales, up from 18 percent in 2005. We are most appreciative of the efforts of our distribution partners overseas in achieving these results, notably Kirin for Japan and other parts of Asia and Pierre Fabre for Europe.

It should be noted that our channel inventory levels, in terms of days on hand, as of year-end 2006 for each of our marketed products were equal to or lower than the levels as of the end of the third quarter, and they continue to remain well within industry standards and our internal target levels.

Moving on to our second revenue component, for the full year 2006, royalty revenues increased 42 percent to $184.3 million from $130.1 million in the prior year. Key drivers of this growth in 2006 were royalty revenues from Genentech’s Avastin® and Herceptin® antibody products, which represented 71 percent of our total royalties in 2006, up from 58 percent in 2005. During 2006, we received royalty revenues on worldwide net sales from eight of the nine antibody products licensed under our antibody humanization patents, including two full quarters of sales for Lucentis® antibody product and one quarter of sales for Tysabri® antibody product. As a reminder, the one antibody product on which we did not generate royalties in 2006 was Zenapax, as we receive royalties on sales of this product only above a certain sales threshold, which was not achieved during 2006 and which we don’t expect will be achieved in the foreseeable future.

For the fourth quarter of 2006, royalty revenues increased 31 percent over the comparable period in 2005. One point to note, however, is that despite the overall increase in royalty revenues, our overall effective royalty rate as a percentage of underlying product sales in the fourth quarter of 2006 was lower than it has been in previous periods due to the mechanics of the tiered royalty structure contained in our license agreement with Genentech, and we expect that our overall effective royalty rate will decline further in the first quarter of 2007 due to this tiered royalty structure.

Our third revenue component, license, collaboration and other revenues, increased to $64.8 million for the full year 2006 from $28.4 million for the full year 2005, primarily due to revenues recognized during the year as a result of the discontinuation of the Roche collaborations for daclizumab, as well as due to an increase in R&D services related to our product development collaborations. License, collaboration and other revenues during the fourth quarter of 2006 increased to $16.0 million from $11.3 million in the same period of 2005. Full year 2006 and fourth quarter revenues in this category included approximately $25.5 million and $6.7 million, respectively, in revenues that ordinarily would have been deferred to subsequent years, but that were recognized in the respective periods as a result of the discontinuation of the Roche collaborations for the development of daclizumab in both asthma and transplant maintenance.

Turning to expenses: for the full year 2006, total GAAP costs and expenses were $548.7 million, compared with $445.7 million for the full year 2005. For the fourth quarter of 2006, total GAAP costs and expenses were $198.9 million, compared with $118.8 million in the fourth quarter of 2005. The 2006 GAAP net losses for the fourth quarter and the full year included a $72.1 million asset impairment charge related to the company’s Retavase product, which I will discuss in more detail shortly.

On a non-GAAP basis, total costs and expenses for 2006 were $358.8 million compared to $260.8 million for the prior year. Non-GAAP costs and expenses in the fourth quarter of 2006 increased to $101.7 million as compared to $76.1 million in the fourth quarter of 2005. A complete reconciliation of our non-GAAP results with comparable GAAP measures is included in the tables attached to today’s press release.

Our cost of product sales was $86.3 million for the full year 2006 compared to $60.3 million in the same period in 2005. Non-GAAP cost of product sales, which excludes amortization of product rights, was $43.2 million for the full year 2006 compared to $24.8 million in the comparable 2005 period. These increases were primarily because the 2006 period included 12 months of product sales while the 2005 period included only approximately nine months. As a percentage of net product sales, non-GAAP cost of product sales for the full year 2006 increased to 26 percent compared to 20 percent for the full year 2005. This increase was primarily due to certain charges incurred in 2006 related to the manufacture of the Retavase product and a lower effective outbound royalty payment rate related to sales of Cardene IV. in 2005. In the fourth quarter of 2006, we incurred an unanticipated $3.0 million charge to cost of product sales to write off a Retavase lot that failed stability testing and has a high probability of being unsaleable, negatively impacting our gross margins for both the fourth quarter and full year.

Research and development (R&D) expenses increased to $260.7 million for the full year 2006, compared with $172.0 million for 2005. On a non-GAAP basis, R&D expenses for the full year 2006 were $211.6 million, an increase over the $155.6 million reported in the same period in the prior year. These increases were due primarily to the company’s increased clinical development activities, particularly the company’s Nuvion® antibody product and daclizumab, as well as in increase in research and pre-clinical costs.

SG&A expenses were $120.9 million for the full year 2006, compared to $82.4 million for the prior period. Non-GAAP SG&A expenses were $103.9 million in 2006 compared to $80.3 million in the comparable 2005 period. These increases were primarily due to the company’s continued investment in its sales, sales support and marketing infrastructure to support commercial operations, as well as the fact that the company did not have a commercial organization for the full 12 months of 2005. In the fourth quarter of 2006, we also increased our promotional activities for Cardene and are already seeing the positive effects of these efforts.

As I mentioned previously, our 2006 GAAP net losses for the fourth quarter and the full year included a $72.1 million asset impairment charge related to the company’s Retavase product. This impairment charge was the direct result of decreases in our expectations with regards to the projected future net cash flows from the Retavase product. This expected decrease in net cash flows was primarily the result of our product sales estimates being lower, and our manufacturing cost estimates being higher, than we expected at the time we acquired the Retavase product. Given the performance of the product since our acquisition, we have periodically assessed the carrying value of the intangible asset when events warranted. As a result of the manufacturing challenges we had experienced relative to Retavase earlier in 2006, we entered into negotiations to amend our supply agreement with our third party contract manufacturer during the fourth quarter of 2006. As these negotiations represented a potential triggering event for impairment, we performed an updated assessment of the carrying value of the assets. Based on this revised assessment of the future costs associated with the manufacturing of Retavase, we determined that the carrying value of Retavase product rights was in excess of the net present value of projected cash flows, and recorded a charge to write those product rights down accordingly.

All this said, the Retavase product remains profitable on a fully burdened, fully taxed basis, though not at the levels initially anticipated. But when we evaluate our overall marketed products portfolio, considering that the sales and profit performance of Cardene and Busulfex have exceeded our expectations, on balance we believe we are delivering overall results consistent with our plans at the time of the acquisitions, and are satisfied with the commercial capabilities we have now built focused in the acute-care, hospital setting. In our view, we’ve quickly and profitably built a solid and focused launch platform for products from our pipeline or sourced via in-licensing.

For the full year 2006, our GAAP net loss was $130.0 million, or $1.14 per basic and diluted share, compared with a GAAP net loss of $166.6 million, or $1.60 per basic and diluted share, for the full year 2005. GAAP net loss for the fourth quarter of 2006 was $89.7 million, compared with a GAAP net loss of $34.1 million for the comparable 2005 period.

Our non-GAAP net income for the full year 2006 was $56.0 million, or $0.48 per diluted share. The revenues recognized in 2006 as a result of the discontinuation of the Roche collaborations, that otherwise would not have been recognized in 2006, accounted for $25.5 million of the company’s non-GAAP net income, or $0.22 per diluted share. Non-GAAP net income was $19.8 million, or $0.18 per diluted share, for the full year 2005. Non-GAAP net income for the fourth quarter of 2006 was $6.1 million compared to non-GAAP net income of $7.6 million in the fourth quarter of 2005. For the year, our non-GAAP net income of $56.0 million was within, though at the lower end, of our range of $55 to $60 million, principally as a result of the unanticipated $3 million cost of product sales charge in the fourth quarter.

We continue to strengthen our balance sheet, as reflected by the $78.8 million in cash flow we generated from operating activities for the full year 2006, a significant increase over the $31.6 million generated in 2005. Cash, cash equivalents, marketable securities and restricted cash and investments totaled approximately $426.3 million at December 31, 2006 compared to $333.9 million at December 31, 2005.

Turning to our outlook for 2007, we anticipate revenue growth driven by increases in product sales and royalties. We also expect to continue to invest in expanding clinical development activities, as well as the build-out of our infrastructure, including the relocation of our corporate headquarters to Redwood City in the second half of this year.

Before we dive into the details of our 2007 outlook, it’s important to note the context in which this guidance is provided and the underlying assumptions. Our guidance does not assume or reflect the impact of any potential new collaborations or strategic transactions from a revenue or expense perspective. To the extent we enter into a significant new collaboration or strategic transaction, we expect that we would update our guidance, if necessary, most likely on the earnings call following any announcement of a transaction.

With that in mind, let me review our expectations, starting with revenues: we expect total revenues for 2007 of $450 to $500 million, an increase over 2005 levels due to expected growth in both product sales and royalties.

For product sales, we are projecting revenues of $200 to $220 million, up significantly from $165.7 million in 2006. We expect growth in each of our three brands over 2006 levels, with Cardene and Busulfex continuing to lead the way in terms of rate of growth, while for Retavase we expect only modest growth. For the full year, we expect Cardene to constitute approximately 70 percent of total net product sales, with the balance split about equally between Retavase and Busulfex. Over the course of 2007, we anticipate sequential growth in each quarter, with moderate acceleration in the second half of the year and, as usual, the fourth quarter is expected to account for the highest level of net sales for all products during the calendar year.

For royalties, we expect revenues of $220 to $240 million, up from $184.3 million in 2006, reflecting the continued success of our licensees’ products. Consistent with our practice, our guidance does not reflect the potential impact of any unapproved humanized antibodies that might be launched in 2007 and on which we might be entitled to a royalty. Remember also that we recognize our royalties a quarter in arrears relative to the quarter in which our licensees recognize their revenue. In terms of the royalty trend over the course of the year, we continue to expect our quarterly revenues to fluctuate, driven by the seasonality of MedImmune’s Synagis® antibody product and the increasing impact of the tiered-fee structure in our license agreement with Genentech. For 2007, we expect our Q1 royalty revenues to be above Q4 2006 royalties and that Q2 royalty revenues will represent slightly more than one-third of the full-year royalties, followed by sequential decreases in Q3 and Q4.

For our third revenue component – license, collaboration and other revenues – we are expecting 2007 revenues of $30 to $40 million, substantially down from $64.8 million recognized in 2006. This anticipated reduction is reflective of, first, the nature of the $25.5 million in revenues recognized in 2006 as a result of the discontinuation of our Roche collaborations during that year and, second, lower expected R&D services from collaborations given that we had collaborations in place with both Roche and Biogen Idec in 2006; and our guidance assumes that our remaining collaboration with Roche will fully terminate in May 2007. As discussed previously on this call, total revenues in 2006 included approximately $25.5 million of revenues that would have been deferred to subsequent years if not for the discontinuation of the Roche collaborations in 2006. Our 2007 guidance of $30 to $40 million also includes approximately $5.2 million in revenues related to the remaining revenue from the Roche collaboration that will be recognized in 2007, but which would have been deferred to subsequent years absent the termination.

Of our guidance for the year in this category, the revenues are slightly weighted to the first half of the year, as they relate to amortization of the remaining deferred revenue in connection with the termination of the transplant maintenance collaboration. As I noted at the outset of this guidance discussion, our estimates for 2007 do not assume revenues for any potential corporate development activities, such as a potential ularitide or daclizumab asthma development partnership.

Turning to costs and expenses for 2007, we anticipate product sales margins on a non-GAAP basis to be approximately 75% for the full year, with significant fluctuations on a quarterly basis. As we have previously disclosed, we make outbound royalty payments related to Cardene I.V. sales that are subject to a tiered-fee structure, under which the percentage of net product sales that we are obligated to pay within any calendar year declines as sales increase. As a result, we generally expect our cost of product sales as a percentage of product sales to decrease quarter-to-quarter in each calendar year. For 2007, we expect our gross margins for the year to increase over the course of the first three quarters and then plateau in the fourth quarter, averaging 75% for the full year.

For research and development, we expect non-GAAP expenses of $255 to $275 million for 2007, up from $211.6 million in 2006. This anticipated increase reflects the increased scope of development activities expected in 2007 as compared to 2006, particularly with regard to Nuvion and volociximab, including an increase in R&D personnel.

For 2007, we expect non-GAAP selling, general and administrative expenses of $100 to $110 million, relative to $103.9 million in 2006, as we continue to invest in our marketed products, particularly in support of Cardene, and as we build out our infrastructure to support our growing organization.

Our operating expenses for 2007 also reflect approximately $8 million in transient expenses due to carrying the costs of two corporate headquarters in California and two sites in Minnesota, as well as costs associated with our planned relocation of our corporate headquarters.

Our current projected allocation of 2007 operating expenses between SG&A and R&D assumes that we will be fully utilizing our Minnesota manufacturing facility for our R&D efforts in 2007 and, as a result, the costs associated with that facility are classified as R&D costs. However, to the extent we have idle capacity in that facility during 2007, the costs associated with that idle capacity would be reflected as SG&A costs as opposed to R&D costs. This reallocation would only impact the classification of the costs, and would not result in any change to expected total costs and expenses for 2007.

For the full year 2007, PDL anticipates non-GAAP net income of $45 to $65 million, or $0.38 to $0.54 on a diluted per share basis, assuming a weighted average number of diluted shares outstanding for the year of approximately 120 million. Excluding the impact of the $5.2 million in incremental revenues expected to be recognized in 2007 as a result of the 2006 collaboration discontinuations by Roche, we expect non-GAAP net income of $39.8 to $59.8 million, as compared to $30.4 million on the same basis for 2006.

With regards to capital expenditures in 2007, we expect a significant increase this year driven primarily by leasehold improvements and other capital spending related to our new corporate headquarters in Redwood City, California. We expect a total of approximately $110 million in capital expenditures in 2007, of which about 80% will be related to the build-out of our new corporate headquarters. We expect to offset some of this amount with the sale of the two buildings in Fremont that we own, discussions for which are underway. The proceeds are anticipated to defray a portion of our capital expenses planned for Redwood City.

We continue to manage the company with an eye to our Vision 2010 aims, which include growing our non-GAAP net income at or above 25% on an annual basis, with 2005 as our anchor year. While we remain committed to this aim on a compounded annual basis over the 2005 to 2010 period, our goal remains to build stockholder value and make the right business and investment decisions that enable us to achieve this long-term objective; this means maintaining a perfectly smooth growth trajectory is not a likely outcome.

As Mark will attest to later, we believe we are tracking toward our 2010 aims. Financially, our non-GAAP net income expectations for 2007 reflect a compounded growth rate well in excess of 25% off of our 2005 results. And while our 2007 non-GAAP net income on an absolute basis may be less than our 2006 performance, when factoring out the revenues recognized or anticipated to be recognized in each period that otherwise would have been deferred to subsequent periods if not for the discontinuation of the Roche collaborations, our guidance reflects significant non-GAAP net income growth in 2007 as compared to 2006 on this basis.

As detailed in our press release, the non-GAAP measures discussed in this forward-looking guidance exclude certain operating expenses, consistent with the presentation of those measures in 2005 and 2006. Based on current estimates for the full year 2007, these excluded expenses include stock-based compensation expenses of $24 to $27 million; depreciation of property and equipment of $35 to $38 million; amortization of intangible assets of approximately $35 million, interest income and expense, net, of $2 to $4 million and income taxes of approximately $1 million.

With that, I’ll now turn the call over to Mark.

Mark McDade —PDL BioPharma—CEO

Thanks Andrew.

First, I am extremely pleased to announce that, effective today, we have on board a new Chief Medical Officer, Dr. Mark McCamish, who brings over 25 years of healthcare industry experience to our leadership team. As you may have read in our press release, Mark comes to us from Perlegen Sciences, a privately held pharmacogenomics company, and has significant prior experience from Amgen and Abbott. At PDL, Mark will oversee all clinical functions and programs, including regulatory affairs, safety, clinical development, clinical operations and biometry/data management. Mark’s medical background is focused in endocrine and metabolic disorders, and he holds a PhD in human nutrition. In my view, we’ve landed a talented, driven and experienced clinical development leader, and we’re looking forward to having his focus on our pipeline to push our programs ahead. He’ll be a part of our first quarter earnings call in May, but for the time being, I expect he’ll be doing a deep dive on our team, our processes and our pipeline, and likely reveal more expanded details relating to changes made and updated program timelines later in 2007.

In addition, I’m also pleased to announce the promotion of Dr. Richard Murray to the newly created position of executive vice president and Chief Scientific Officer, and his appointment as the newest member of our board of directors. Since joining PDL in early 2003 in connection with our acquisition of Eos Biotechnology, Rich has done an outstanding job leading our antibody discovery, process sciences, manufacturing and preclinical development teams. In his new role, he will continue to lead those functions, as well as assume additional corporate responsibilities including program management. We now have a solid leadership team in place for our research and development organizations, and we’re focused on our pipeline programs. Even ahead of Mark’s arrival, we’ve been working with several experienced outside advisors to improve key clinical development processes that will help to enable our long-term success. 2007 is a critical year for many of our pipeline programs, and I believe we’re acting with the urgency, pace and commitment necessary to move ahead on each of these demonstrably during the course of the year. Let me now highlight why.

Our highest priority clinical-stage program is the Nuvion antibody product, in development for IV steroid-refractory ulcerative colitis, which is the most severe form of UC that leads to approximately 30,000 colectomies every year in the United States and a similar number in Europe.

There are 5 clinical trials that we expect to complete in support of an initial registration filing for IVSR-UC, and 4 of these are active. The most significant is RESTORE 1, the first of two pivotal trials in approximately 150 patients who have previously been treated with IV steroids. RESTORE 1 is designed as a Phase 2/3 study, reflecting prior input from the FDA, so that pending a positive external Data Monitoring Committee, or DMC, analysis of the 60 patients comprising the Phase 2 portion, the program should move into Phase 3 in the first half of this year. We have completed enrollment of those 60 patients into the Phase 2 portion of the trial, and are therefore tracking towards a second quarter 07 DMC review. Following this and confirmation of our plans with the FDA, we plan to provide an update in the second quarter regarding launch of the second Phase 3 trial, called RESTORE 2.

The clinical opportunity for Nuvion is clear— IVSR-UC is a very serious disease, and these patients have exhausted other available treatments and face losing their colon. Today, in both the US and Europe, there is still no approved drug for this severely ill patient population. We believe that when we present long-term follow-up results from our prior studies at DDW later this year in May, as our abstract has just been accepted, patients and caregivers may begin to see why we’re so excited about the breakthrough we may have in Nuvion, given the new data regarding durability of effect from a single Nuvion treatment.

Daclizumab, our anti-IL-2 receptor antibody, is in Phase 2 development in partnership with Biogen Idec for patients with multiple sclerosis. You’ll recall that the CHOICE study is the first, randomized, controlled trial to evaluate daclizumab as a potential treatment in active patients with relapsing/remitting form of MS; the trial enrolled 230 patients and is assessing the addition of two different doses of daclizumab, 1mg/kg monthly and 2mgs/kg every other week, each added to standard interferon beta therapy, with follow-up ongoing for 44 weeks. We’re now working closely with our partner Biogen Idec to collect and analyze the results, including 24-week primary endpoint and further 44-week data, and over the next two quarters to further refine the program and determine the best path forward for the continued development of daclizumab in MS. We’re hoping to present the full data set from CHOICE at a conference this Fall and, as previously indicated, we may comment on topline results sooner if feasible.

For transplant maintenance and asthma, we are still carefully working through the options of partnering or internal development for daclizumab, and will update you on status as to next steps later this year. We’re as enthused as ever about daclizumab’s potential as a treatment for several autoimmune diseases.

Let’s turn now to oncology, starting with volociximab – or M200 – our chimeric antibody that targets the alpha5beta1 integrin to impede the development of new blood vessels that feed tumor growth, being developed in partnership again with Biogen Idec for potential treatment of solid tumors. Three Phase 2, open-label trials are ongoing in metastatic melanoma, renal cell carcinoma and pancreatic cancer with approximately 40 patients per study. Preliminary results of the low-dose cohorts from all three of these trials were presented at ASCO last year, and we expect additional data, including the higher dose ranges, to be presented this year at or around ASCO.

Importantly, we are planning Phase 2 trials of M200 in two new tumor types, ovarian cancer and non-small cell lung cancer, which we hope to begin in the second half of this year. Based on encouraging preclinical data, our ovarian trials will evaluate M200 both as a single agent in advanced patients, and in combination with doxorubicin or standard of care. As we noted earlier this year, we’ll provide more details on trial design and trial size of these randomized, placebo-controlled studies around the time of ASCO.

HuLuc63 is our newest antibody candidate that is in the clinic, and is our second new oncology drug introduced into clinical studies by PDL within the past four years. HuLuc63 binds to human CS1 on myeloma cells, a novel target discovered by our researchers here at PDL that is highly expressed on multiple myeloma cells but minimally expressed on normal cells. We showed compelling preclinical data with the antibody at this past December’s American Society of Hematology meeting, as we simultaneously initiated a Phase 1 trial in patients with relapsed or refractory multiple myeloma. The study is currently planned to enroll up to 18 or more patients, and we hope to present preliminary results from this ongoing Phase 1 study in December of this year around the time of the next ASH meeting.

Meanwhile, progress continues on our most advanced preclinical candidate, for which we hope to file an IND by the end of 2007. This is another novel humanized antibody which we plan to develop for use in the treatment of various solid tumor diseases, which could create the possibility of half our pipeline focused on oncology applications by the end of this year. I’m proud that our PDL researchers have, through our own internal discovery and development efforts, identified another antibody that, like HuLuc63 and M200 before it, binds to a novel target and we believe will progress into clinical development.

As Andrew indicated, our partnering strategy is a critical component of our business and our future success. We look to partner drugs for chronic indications or those that are used outside of the hospital setting, those that may be used outside of the US and Canada, and those that require large clinical trial programs.

Our highest partnering priority is ularitide, a potential treatment for acute decompensated heart failure. While the Phase 2 results for ularitide have shown promise, the need for large Phase 3 trials requires the support of a partner with cardiovascular expertise and adequate resources for a program of this scope. We are in various stages of diligence and negotiation with potential partners for this important program, and I believe we’re well on track to announce a partnership by the end of the year or sooner. We continue to seek opportunities where we could receive rights to another late-stage program in the US, that may offer a means to then further leverage our commercial capabilities in the hospital setting. This has necessitated taking more time than a simpler ularitide-only partnership might require. However, we are pleased with the progress and interest in ularitide, and will keep you apprised on this front as we continue to push ahead with Phase 1 efforts in the US as required by the FDA.

Tied to our most important commercial program, Cardene, we are working to obtain a pediatric extension, and an additional 6 months of marketing exclusivity after the patent term, and expect to commence a pediatric study of Cardene shortly. Our lifecycle programs for Cardene are advancing as well, and we’ll provide more information on these new formulation efforts next year.

So for 2007, we’ve certainly started with significant momentum. We have a new CMO on board as of today, we’re tracking to a DMC decision for Nuvion during the second quarter, which should allow us to commence our pivotal studies following FDA endorsement, and we’re expecting results soon from our Phase 2 study of daclizumab in MS. With potential partnering and additional clinical milestones coming up later this year, we’re optimistic about the promise of our pipeline, and believe we’re tracking consistently with our Vision 2010 aims as well. Stay tuned for further important updates over the next quarter.

As usual, looking back at 2006 and looking at our ongoing progress, I’d like to thank our hospital-based customers and care-givers, our patient and physician collaborators involved in clinical trials, our partners, our licensees, the many patient advocacy groups with whom we interact and the extended PDL team of over 1,100 dedicated employees. We’re acutely aware of the fact that, without these combined efforts, we’d never be able to address the many important patient needs our products and programs are designed to meet.

Ami ?

Ami Knoefler—PDL BioPharma—Corporate and Investor Relations

Operator, we’d like to start the Q&A portion of the call.

QUESTIONS AND ANSWERS

Operator

[OPERATOR INSTRUCTIONS] Our first question comes from the line of Joel Sendek with Lazard.

Joel Sendek—Lazard Frères & Co.—Analyst

Hi. Sorry, I’m at an airport. Two questions. The first, can you go over more of the guidance on cost of goods sold. It looks like it is going to be trending down from the last couple years, and then I have a royalty question after that. Thanks.

Andrew Guggenhime—PDL BioPharma—CFO

Sure, Joel. This is Andrew. I’ll take the first question and I’ll hit that, and then we can dive into the royalty question. In terms of the actual margins achieved in 2006 full year, the total gross margin was 74%, 73.9%, to be exact. And our guidance reflects an anticipated gross margin of 75%, with the obvious caveat, as I mentioned on the call, that there will be significant volatility or fluctuations in that number, just given the structure of our outbound royalty payment on Cardene. There were events in 2006 as we previously discussed, that did negatively impact our cost of product sales. We have talked about those principally being related to Retavase. We do foresee, it is just a challenging product to manufacturer. We do see that impacting our cost of product sales during the year. And also there is some increase in manufacturing overhead to the margins, net of which resulted in our 75% margin guidance, though that is up relative to ‘06.

Joel Sendek—Lazard Frères & Co.—Analyst

Okay. And then my next question unrelated on the royalties, just a technical question. I am wondering whether the sales that Novartis books ex-US for Lucentis and Xolair, whether those sales are factored in to the threshold calculations under your revised agreement with Genentech?

Andrew Guggenhime—PDL BioPharma—CFO

That’s a great question, and yes they are. The agreement stipulates that for products that are either manufactured or sold outside the US, those payments are subject to the tiered-fee structure. The only sales of product that are not subject to the tiered-fee structure, where they’re both manufactured and sold outside the US, and that’s a specific component of Roche sold Herceptin sales. All other sales are subject to the tiered-fee structure.

Joel Sendek—Lazard Frères & Co.—Analyst

Okay. So even though Novartis is selling them, they still get baked into the overall calculation?

Andrew Guggenhime—PDL BioPharma—CFO

Yes.

Joel Sendek—Lazard Frères & Co.—Analyst

Okay. Thanks a lot for the clarification.

Operator

Our next question comes from the line of Geoff Meacham with JPMorgan.

Matt Roden for Geoff Meacham—JPMorgan—Analyst

Hi. This is actually Matt Roden in for Jeff today. Thanks for taking the question. Just a question on the 2010 aims. I was wondering if you guys can talk about how you approach scaling your R&D effort to revenue growth, and whether or not you target a percentage of sales, or how do you think about that?

Andrew Guggenhime—PDL BioPharma—CFO

That’s a good question, Matt. You know, our 2010 aims, which if you lay it out there. We do, we are focused on continuing to invest in our clinical development activities. Obviously the amount of R&D investment in any particular year between now and then are highly dependent on the status and scope of the activities we have underway. That said, we are focused, consistent with our aims on increasing our bottom line, on a compounded basis, in excess of 25% in the 2005 to 2010 period. We have not yet targeted a specific R&D investment as a percentage of revenue in year 2010. Again, that will be highly dependent on where our development activities stand at that point in time.

Matt Roden for Geoff Meacham—JPMorgan—Analyst

Okay. Thank you.

Operator

Our next question comes from the line of Mark Monane with Needham & Company.

Mark Monane—Needham & Co.—Analyst

Thank you. Good afternoon and thanks for taking my question. Can you comment on the Cardene program you plan to expand on, in order to reach your target revenue? What, is it a further indications or deeper penetration in the current market? Could you go over that for us?

Mark McDade—PDL BioPharma—CEO

Sure, Mark. It’s McDade. There are really two major thrusts, and then a third minor one. The first two, the first one is pediatric exclusivity, where we think it’s important to add an additional six months of patent term, at least exclusivity working with the FDA on this. So that is the first study and we hope to get that underway quite shortly for Cardene, obviously in pediatric patients with hypertension. The second involves, and I can’t really go into much detail, but the second major effort ongoing is new formulations, that would add to the depth of the offering in the acute emergency hypertensive space in the hospital settings. We will be able to disclose a bit more detail about those formulations next year, Mark. The third is we are constantly actually supporting smaller studies that are investigator sponsored in the field, that we believe will continue to build the overall data and awareness for the potential use of Cardene. So those are really the three major thrusts at PDL.

Mark Monane—Needham & Co.—Analyst

Great. That was helpful. And then recently, there has been an announcement about the validity of the Cabilly patents, and a question mark of those validity. Can you talk about any potential effect it can have on the royalty stream for PDL BioPharma, as well as any potential for Queen or Boss patents being addressed at this time?

Mark McDade—PDL BioPharma—CEO

Well, this is Mark again. I guess I can comment. We don’t comment on the validity or lack thereof related to other parties’ patents. I can say that we do not feel that any decision of late has a direct impact on PDL, number one. And, number two, to answer specifically your question, if the Cabilly patent were to be taken away, then that would have a reduction in potential third-party royalty obligations that we would otherwise pay under our agreement with Genentech.

Mark Monane—Needham & Co.—Analyst

Very helpful. Thanks for the added information.

Operator

Our next question comes from the line of Jason Zhang with Prudential.

Jason Zhang—Prudential Equity Group—Analyst

Hi. A question. Royalty revenue for next year. Andrew, you mentioned that the first quarter royalty will be higher than the fourth quarter. If my calculation is right, if you just look at other products you received a royalty from, the end sales from the third quarter to the fourth quarter went up almost 41%. So because you are going to receive the royalty on the products in the fourth quarter last year, so certainly we can look at that, and you know, project what will be the increase. But I guess we will see a step-down calculation kick in during this quarter? And I guess could you be a little more specific as to how much do you expect this quarter, will be as compared to last quarter? Because, you know, you already know the product sales from those products you are going to receive a royalty.

Andrew Guggenhime—PDL BioPharma—CFO

Yes, let me attempt to answer your question, Jason; if I haven’t, feel free to chime in. Clearly we have talked about one of the things that impacts our royalty revenues is the seasonality of MedImmune’s Synagis product, and we do expect as we have seen in prior years given the seasonality of that product, for us the impact of that is in the first six months of any calendar year. So we do expect that to have a positive impact on our royalty revenues in Q1, relative to the third and fourth quarter of 2006. As I mentioned on the call, with respect to Genentech sales, we continue to expect increases underlying sales for the products, but we do expect just given the tiered-fee structure that we have in place, that the percentage of royalties that we generate relative to underlying sales, will be lower in Q1 2007, as compared to Q4 2006. It’s also important to point out here that we do expect in the first quarter of 2007 to hit the fourth and final tier of our fee structure with regard to Genentech. We hit the third tier in the fourth quarter of 2006, we expect to hit, based on underlying sales projections, the fourth and final tier in the first quarter of 2007.

Jason Zhang—Prudential Equity Group—Analyst

And then if that’s, okay, so that’s very helpful. Then you said the third and fourth quarter were decreased. You didn’t mean the third and the fourth quarter? Do you mean the combined revenue you will receive during the third and the fourth, or actually each quarter, meaning the third quarter and the fourth quarter, will be lower than the first and the second?

Andrew Guggenhime—PDL BioPharma—CFO

We expect the second quarter to represent about a third, just north of a third of the royalty revenues for the year, and we expect sequential decreases in the third quarter as compared to the second quarter, and in the fourth quarter as compared to the third quarter. And that last – [interruption]

Jason Zhang—Prudential Equity Group—Analyst

I guess I’m a little puzzled about the last part. The fourth quarter usually if you look at product sales, assuming all of those products continue to grow, and also you just said you hit the last step down of royalty readjustment. Don’t you think the fourth quarter of this year, in 2007, should be more than the third quarter? Do we have another royalty change?

Andrew Guggenhime—PDL BioPharma—CFO

Well, remember, though, that the clock resets in each and every year for Genentech based on their calendar year. So the fact that we hit the lowest tier in Q1 of 2007, we move back up to the first tier in what is our second quarter 2007, and the clock starts again.

Jason Zhang—Prudential Equity Group—Analyst

Oh, okay.

Andrew Guggenhime—PDL BioPharma—CFO

So what you are seeing in the fourth quarter 2007 relative to the third quarter is most specifically the impact of that tiered-fee structure.

Jason Zhang—Prudential Equity Group—Analyst

So there will be another one.

Andrew Guggenhime—PDL BioPharma—CFO

No. It won’t be another one, but because the clock resets every year, for example, if you look at 2006, we hit the tiers about one quarter earlier than we hit them in 2005, and based on underlying trends, the same logic generally applies in 2007 as compared to 2006.

Jason Zhang—Prudential Equity Group—Analyst

Okay. Okay. I will call you later. Thanks.

Andrew Guggenhime—PDL BioPharma—CFO

Okay.

Operator

Our next question comes from the line of Bret Holley with CIBC World Markets.

Bret Holley—CIBC World Markets—Analyst

Yes, I got a question for Mark. I guess when you are talking about the ularitide deal, you said you were looking for the quid there being a late-stage product, and I’m just wondering if there’s any change in that because my understanding was you were looking for a commercial product before, is that kind of what you intended to say?

Mark McDade—PDL BioPharma—CEO

It’s either one. There are either late-stage products or commercial products in discussion. And then there are also discussions that involve no quid whatsoever.

Bret Holley—CIBC World Markets—Analyst

Okay. And is that somewhat of a change from prior discussion, as far as what your expectations for what you get in return?

Mark McDade—PDL BioPharma—CEO

No. So, sorry if perhaps I wasn’t clear before. But we have been looking at quite late-stage or marketed drugs, where we would have hopefully exclusivity in the hospital channels in the United States.

Bret Holley—CIBC World Markets—Analyst

So I guess the final question then is that if you are taking on the expenses of a late-stage deal, part of the motivation for doing a deal for ularitide was the huge expense and the large trials. Can you just walk me through the reasoning there?

Mark McDade—PDL BioPharma—CEO

Sure. I think you would probably see us, basically being pretty careful, with regard to taking on any additional expenditures tied to that program, other than those that are really related to the commercial marketing side of things. So you know, I guess on balance net, we see a quid pro quo-based deal, whereby there would be less cash to PDL upfront for ularitide, in exchange for the rights to a program going forward that, for example, if it’s in registration or later, doesn’t really incur to PDL any additional expenses, and then on the commercial side, there are some of the conversations we are having would not require us to incur substantial increases in sales force, so the only direct expense that you would see from us is on the marketing and promotional end.

Bret Holley—CIBC World Markets—Analyst

Okay. Great. Thanks for the extra information.

Mark McDade—PDL BioPharma—CEO

Sure.

Operator

Our next question comes from the line of George Farmer with Wachovia Securities.

George Farmer—Wachovia Securities—Analyst

Hi. Thanks for taking my question. Andrew, your $250 million, or $250 to $275 million R&D guidance, does that include expansion of the Nuvion clinical program, and anything else in particular worth mentioning?

Andrew Guggenhime—PDL BioPharma—CFO

Yes, no. A good point, George. It does assume that we move forward with Nuvion, and receive a go from the DMC, have the continued FDA support, and move into the, initiate the second Phase III trial, and it also assumes that the supportive trials that we are conducting, or will be conducting, in connection with Nuvion. So the underlying R&D expense is not only for Nuvion, but the other programs, assume we do move forward. They do not assume to the extent we complete a partnership or collaboration, any expenses related to those things that aren’t really underway at this point.

George Farmer—Wachovia Securities—Analyst

Okay. Also can you comment as to whether PDL expects a royalty from sales of Alexion’s Solaris?

Mark McDade—PDL BioPharma—CEO

Well at present that antibody is not part of a license agreement with us. So we won’t be able to comment until after the drug is approved.

George Farmer—Wachovia Securities—Analyst

So do you believe it’s covered under your IP?

Mark McDade—PDL BioPharma—CEO

We don’t know.

George Farmer—Wachovia Securities—Analyst

You don’t. Okay. Thanks.

Operator

Our next question comes from the line of Phil Nadeau with Cowen and Company.

Phil Nadeau—Cowen and Co.—Analyst

Good afternoon, thanks for taking my questions. Just first a housekeeping question. How did inventory for your products change during the quarter? And can you remind us if there were any price increases taken?

Andrew Guggenhime—PDL BioPharma—CFO

Yes, Phil. This is Andrew. I will take both of those questions. The latter first. There were no price increases taken in the fourth quarter of 2006. We did implement price increases in January of this year for Cardene and Busulfex, we did not implement one for Retavase, and with respect to inventory levels in the channel, if you look at the inventory levels in terms of days on hand as of year-end 2006 for each of our three marketed products, they were actually equal to or less than the days on hand, as of the third, end of the third quarter of 2006.

Phil Nadeau—Cowen and Co.—Analyst

Okay. And what were the size of those price increases that you took in January?

Andrew Guggenhime—PDL BioPharma—CFO

We don’t typically disclose the percentage increases, they are within industry standards.

Phil Nadeau—Cowen and Co.—Analyst

Okay. Mark, in your prepared remarks you mentioned that you’d disclose the top-line data to the CHOICE trial, if it’s feasible. Could you elaborate on that? Why wouldn’t you be able to disclose at least some top-line data?

Mark McDade—PDL BioPharma—CEO

Well, the exact, you are correct. We will be able to when we have it. The only complication is working through the data and interpretation, and the next steps with our partner, Biogen Idec, which obviously knows the MS space. And I did clarify in my prepared remarks that we are working on both 24-week and 44-week, so there may be potentially more than one top-line result as a consequence. So that is what I meant by if feasible.

Andrew Guggenhime—PDL BioPharma—CFO

And I would just add, obviously we need to determine the appropriate forum in which to discuss the results.

Phil Nadeau—Cowen and Co.—Analyst

Okay. Perfect. And my last question was on the Busulfex quarter. It looked like a really strong quarter with good quarter-over-quarter growth. To what can you attribute that? Is there seasonality in the sales of Busulfex, or was there something else that went on during the quarter?

Andrew Guggenhime—PDL BioPharma—CFO

There is generally not a significant degree of seasonality. Sometimes quarters are impacted, international sales orders are received with less frequency than for domestic sales, but the biggest drivers is simply growth in ex-US Busulfex in 2005 ex-US sales, I should say ex-North America sales represented about 18% of total product sales, whereas in 2006 that contribution grew to 30%. So that we continue to see the positive impact that our partners principally Kirin in Asia, as well as Pierre Fabre in Europe, are having for the product.

Mark McDade—PDL BioPharma—CEO

We do expect that to continue because we are continuing to work on additional distribution partners in other countries, where the product might even be approved, but is not yet available. So we do expect for the next year or two, more growth internationally than in the U.S.

Phil Nadeau—Cowen and Co.—Analyst

Great. Thanks.

Operator

Our next question comes from the line of Tom McGahren with Merrill Lynch. [OPERATOR INSTRUCTIONS]

Thomas McGahren—Merrill Lynch—Analyst

Hi, everyone. Maybe comment on the Biogen Idec collaboration. Question about the guidance as to whether it includes an uptick in expected revenues from Biogen Idec, and secondly on R&D spend, I was wondering if you could breakdown roughly your R&D spend by your product candidates? Thanks.

Andrew Guggenhime—PDL BioPharma—CFO

Tom on the latter question are you referring to 2006, or looking forward to 2007?

Thomas McGahren—Merrill Lynch—Analyst

Yes, you could talk about presently, 2006 would be fine. And then going forward would be helpful, too.

Andrew Guggenhime—PDL BioPharma—CFO

The programs where we are spending the largest dollars, and you will see when we file the 10-K what those amounts are for the largest programs, but certainly Nuvion, daclizumab are at the top of the list, followed by volociximab. In 2006, we incurred significant expenses in the first part of the year related to ularitide, the 2007 spend in that area will be heavily impacted by the structure and timing of a partnership that we might put in place. Hopefully that gets your second question. As to your first question in terms of the revenues, under our collaboration with Biogen Idec, let me confirm, I think it’s slightly up in 2007 as compared to 2006. Just given the increased scope of the activities we are undertaking with Biogen Idec, and to a greater degree with respect to volociximab or M200, just given the expanded scope of the activities there, with the three ongoing Phase II trials we have, plus a couple new trials as Mark mentioned.

Thomas McGahren—Merrill Lynch—Analyst

Okay. Thanks a lot.

Operator

Our next question comes from the line of Katherine Xu with Pacific Growth Equity.

Katherine Xu—Pacific Growth Equities—Analyst

Thank you. Mark, would you update us on your current thinking for Nuvion partnership, as well as M200 in AMD?

Mark McDade—PDL BioPharma—CEO

Sure. The latter is easy. Any rights to M200, and even a successor molecule to M200, are covered under our partnership agreement with Biogen Idec. So there has been a fair amount of recent interest, thanks to the success I think of Lucentis in revisiting M200 in the setting of AMD, and our team collaboratively is evaluating that opportunity. So I would say stay tuned. On the Nuvion front, thanks in part to recent data that we presented, recent data that other, two other anti-CD 3 antibodies have presented in the study of diabetes, and our progress in our current program, there does appear to be continued increase, an increasing level of interest in Nuvion for partnering. So our thoughts are, it is not on the same level of priority as either of ularitide or second daclizumab in asthma, but nevertheless it might make a great deal of sense for PDL in the non-US market to have a very strong partner, and one that would also undertake with us the potential development in diseases outside of Inflammatory Bowel Disease, which is our principal focus right now. I hope that answers your question.

Katherine Xu—Pacific Growth Equities—Analyst

Yes. Great. Thank you. And one follow-up is on ularitide. Are you still going to initiate the Phase 1 study in the U.S.?

Mark McDade—PDL BioPharma—CEO

Yes, very shortly.

Katherine Xu—Pacific Growth Equities—Analyst

Okay. Great. Thank you.

Operator

And there are no further questions.

Ami Knoefler—PDL BioPharma—Corporate and Investor Relations

Great. Well, I would like to thank you all for joining our call today. Just a reminder, that any follow-up questions can be directed to the Corporate and Investor Relations group, and management is available to respond to those accordingly. Thanks again for your time and interest.

Operator

This concludes today’s conference call. You may now disconnect.